UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 13, 2007
CA, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-9247 (Commission File Number)	13-2857434 (IRS Employer Identification No.)

One CA Plaza Islandia, New York (Address of Principal Executive Offices)	11749 (Zip Code)
(631) 342-6000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
In February 2005, the Board of Directors of CA, Inc. (“CA” or the “Company”) formed a Special Litigation Committee consisting of two non-management members of the Board of Directors (the “Special Litigation Committee”), whose purpose is to control and determine the Company’s response to a consolidated amended derivative complaint filed on January 7, 2005 in the U.S. District Court for the Eastern District of New York ("New York Derivative Action"), and another later filed derivative complaint related to the same facts (collectively, the “Derivative Actions”).
On April 13, 2007, the Special Litigation Committee issued its reports, which announced the Special Litigation Committee's conclusions, determinations, recommendations and actions with respect to the claims asserted in the Derivative Actions. The Special Litigation Committee also served a motion in the New York Derivative Action which seeks the Court's approval of the Special Litigation Committee's conclusions. The Special Litigation Committee concluded as follows:
•	The Special Litigation Committee has concluded that it would be in the best interests of the Company to pursue certain of the claims against Charles Wang (CA’s former Chairman and CEO) including filing a motion to set aside releases granted to Mr. Wang in 2000 and 2003. The Special Litigation Committee has determined and directed that these claims be pursued vigorously by CA using counsel retained by the Company. Certain other claims against Mr. Wang should be dismissed as they are duplicative of the ones to be pursued and are for various legal reasons infirm. The Special Litigation Committee will seek dismissal of these claims.

•	The Special Litigation Committee has reached a binding term sheet settlement (subject to court approval) with Sanjay Kumar (CA’s former Chairman and CEO). Pursuant to this settlement, the Company will receive a $15.25 million judgment against Mr. Kumar secured in part by real property and executable against his future earnings. This amount is in addition to the $52 million that Mr. Kumar will repay to CA’s shareholders as part of his criminal restitution proceedings. Based on his sworn financial disclosures, the Special Litigation Committee believes that, following his agreement with the government, Mr. Kumar had no material assets remaining. As a result, the Special Litigation Committee will seek dismissal of all claims against him.

•	The Special Litigation Committee has concluded that it would be in the best interests of the Company to pursue certain of the claims against former officer Peter Schwartz (CA’s former CFO). The Special Litigation Committee has determined and directed that these claims be pursued vigorously by CA using counsel retained by the Company. Certain other claims against Mr. Schwartz should be dismissed as they are duplicative of the ones to be pursued and are for various legal reasons infirm. The Special Litigation Committee will seek dismissal of these claims.

•	The Special Litigation Committee has concluded that it would be in the best interests of the Company to pursue certain of the claims against the former CA executives who have pled guilty to various charges of securities fraud and/or obstruction of justice — including David Kaplan (CA’s former head of Financial Reporting), Stephen Richards (CA’s former head of Worldwide Sales), David Rivard (CA’s former head of Sales Accounting), Lloyd Silverstein (CA’s former head of the Global Sales Organization), Steven Woghin (CA’s former General Counsel, and Ira Zar (CA’s former CFO). The Special Litigation

Committee has determined and directed that these claims be pursued by CA using counsel retained by the Company, unless the Special Litigation Committee is able to successfully conclude its ongoing settlement negotiations with these individuals shortly after the conclusion of their criminal restitution proceedings.

•	The Special Litigation Committee has reached a settlement agreement (subject to court approval) with Russell Artzt (currently Executive Vice President of Products and a former CA Board member). The Special Litigation Committee noted that during its investigation, it did not uncover evidence that Mr. Artzt directed or participated in the “35 Day-Month” practice or that he was involved in the preparation or dissemination of the financial statements that led to the accelerated vesting of equity granted under the Company’s Key Employee Stock Ownership Plan (“KESOP”) as alleged in the Derivative Actions. Pursuant to this settlement, the Company will receive $9 million (the cash equivalent of approximately 354,890 KESOP shares) and, as a result, the Special Litigation Committee will seek dismissal of all claims against him.

•	The Special Litigation Committee has reached a settlement agreement (subject to court approval) with Charles McWade (CA’s former head of Financial Reporting and business development). Pursuant to this settlement, the Company will receive $1 million and, as a result, the Special Litigation Committee will seek dismissal of all claims against him.

•	The Special Litigation Committee believes that the claims against current and former CA directors Kenneth Cron, Alfonse D’Amato, Willem de Vogel, Gary Fernandes, Richard Grasso, Shirley Strum Kenny, Robert La Blanc, Jay Lorsch, Roel Pieper, Lewis Ranieri, Walter Schuetze, and Alex Vieux should be dismissed. The Special Litigation Committee has concluded that these directors did not breach their fiduciary duties and the claims against them lack merit.

•	The Special Litigation Committee has concluded that while the Company has potentially valid claims against former officer Michael McElroy (CA’s former senior vice president of the Legal department), it would be in the best interests of the Company to seek dismissal of the claims against him.

•	The Special Litigation Committee has concluded that it would be in the best interests of the Company to seek dismissal of the claims against CA’s former independent auditors, Ernst & Young LLP (“E&Y”). The Special Litigation Committee has recommended this dismissal in light of the relevant legal standards, in particular, the applicable statutes of limitation. However, the Special Litigation Committee has recommended that CA promptly sever all economic arrangements with E&Y.

•	The Special Litigation Committee has concluded that it would be in the best interests of the Company to seek dismissal of the claims against CA’s current independent auditors, KPMG LLP (“KPMG”). The Special Litigation Committee has determined that KPMG’s audits were professionally conducted. The Special Litigation Committee has recommended this dismissal in the exercise of its business judgment in light of legal and factual hurdles as well as the value of the Company’s business relationship with KPMG.

There is no assurance that the courts adjudicating the claims in the Derivative Actions will accept the determinations made by the Special Litigation Committee. The Company undertakes no duty to provide updates on any such actions which may be taken by the Special Litigation Committee, CA, the attorneys representing the plaintiffs in the Derivative Actions, any of the defendants in the Derivative Actions, or the courts adjudicating the Derivative Actions or on any additional lawsuits with respect to the matters referred to herein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CA, INC.
Date: April 13, 2007	By:	/s/ Amy Fliegelman Olli
Amy Fliegelman Olli
Executive Vice President and General Counsel